Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earnings Increase 43% to $7.5 Million, or $1.11 per Diluted Share, in 3Q19 from 3Q18
Reflecting Strong Loan and Deposit Growth and Improved Credit Quality

ANCHORAGE, Alaska - October 28, 2019 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income increased 43% to $7.5 million, or $1.11 per diluted share, in the third quarter of 2019, compared to $5.3 million, or $0.75 per diluted share, in the third quarter of 2018. In the second quarter of 2019, Northrim earned $4.3 million, or $0.62 per diluted share. A benefit for loan losses of $2.1 million, higher production in the mortgage banking division, as well as strong loan and deposit growth in the community banking franchise drove third quarter profitability.

Net income for the first nine months of 2019 increased 6% to $16.1 million, or $2.35 per diluted share, compared to $15.2 million, or $2.17 per diluted share, in the first nine months of 2018. In the first nine months of 2019, operating results include increased operating expenses of $56.2 million, up from $51.5 million in the first nine months of 2018 primarily due to increased salaries and employee benefit costs, higher occupancy expenses and rising costs for data processing and bank technology. Higher overhead costs reflect Northrim’s successful execution of its growth plans, including the addition of two new branch locations in the last year, and its ability to retain and recruit experienced, talented bankers in the Alaska markets it serves.

“The flat yield curve is creating a strong demand for home purchase and refinance mortgages. Despite a highly competitive market, our loan growth has been substantial, and our loan pipeline, for both home mortgages and business loans, remains strong,” said Joe Schierhorn, President and CEO.

Third Quarter 2019 Highlights:

•
Total revenue, which includes net interest income plus other operating income, increased 5% to $26.8 million in the third quarter of 2019, compared to $25.5 million in the second quarter of 2019 and increased 9% compared to $24.5 million in the third quarter a year ago.

◦	Community Banking provided 71% of total revenues and 84% of earnings in the third quarter of 2019.

◦	Home Mortgage Lending provided 29% of total revenues and 16% of third quarter earnings.

•	Net interest income in the third quarter of 2019 increased to $16.3 million from $15.8 million in the third quarter a year ago.

•
Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.65% in the third quarter, a 9 basis point contraction compared to the third quarter a year ago, and a 12 basis point contraction compared to the preceding quarter.

•	Return on average assets was 1.90% and return on average equity was 14.45% for the third quarter of 2019.

•
The third quarter 2019 benefit for loan losses was $2.1 million compared to the year ago quarter when Northrim did not record a provision for loan losses, due to improved credit quality and improved overall economic factors.

•	The Company completed its share repurchase program, buying 192,193 shares of its common stock in the third quarter of 2019 at an average price of $37.29.

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Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Total assets	$1,616,631	$1,552,770	$1,520,051	$1,502,988	$1,502,673
Total portfolio loans	$1,036,547	$1,015,704	$982,341	$984,346	$982,007
Average portfolio loans	$1,020,186	$1,003,019	$988,920	$981,407	$984,914
Total deposits	$1,351,029	$1,288,178	$1,228,018	$1,228,088	$1,233,268
Average deposits	$1,307,795	$1,239,354	$1,194,512	$1,233,479	$1,223,997
Total shareholders' equity	$204,039	$206,338	$208,838	$205,947	$203,242
Net income	$7,538	$4,261	$4,312	$4,848	$5,264
Diluted earnings per share	$1.11	$0.62	$0.62	$0.69	$0.75
Return on average assets	1.90%	1.12%	1.18%	1.27%	1.40%
Return on average shareholders' equity	14.45%	8.13%	8.36%	9.30%	10.27%
NIM	4.60%	4.71%	4.83%	4.71%	4.69%
NIMTE*	4.65%	4.77%	4.89%	4.76%	4.74%
Efficiency ratio	72.01%	77.58%	73.23%	76.64%	73.82%
Total shareholders' equity/total assets	12.62%	13.29%	13.74%	13.70%	13.53%
Tangible common equity/tangible assets*	11.74%	12.38%	12.81%	12.76%	12.58%
Book value per share	$31.20	$30.66	$30.36	$29.92	$29.52
Tangible book value per share*	$28.74	$28.27	$28.01	$27.57	$27.17
Dividends per share	$0.33	$0.30	$0.30	$0.27	$0.27

* References to NIMTE, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 10.)

The Alaska economy went through three consecutive years of a mild recession. Macro-economic indicators began to show a positive change in the fourth quarter of 2018, with improvements continuing into 2019. The State Department of Labor reported growth of 400 jobs in August of 2019 compared to August of 2018. October of 2018 was the first month of year-over-year increase in employment since September of 2015. After 37 months of year-over-year declines, Alaska now has eleven consecutive months of year-over-year job increases. The Department of Labor forecasted an increase of 1,400 jobs, or 0.4% growth for the entire year. They expect the major drivers of job growth to be military, oil & gas activity and tourism.
Alaska’s seasonally adjusted gross state product (GSP) was $54.6 billion in the first quarter of 2019, according to the U.S. Bureau of Economic Analysis (BEA) in a report released on July 25, 2019. Alaska’s GSP increased 3.9% annualized in the first quarter of 2019, marking the fourth consecutive quarter of improvement in Alaska’s GSP. Alaska’s real GSP declined by 5.7% annualized in the first quarter of 2018, but then grew in the second, third and fourth quarters last year. The net result was a slight decline of GSP for 2018 of -0.3%. Alaska’s GSP declined -1.8% in 2016 and -0.2 % in 2017.
Alaska’s personal income grew 4.3% annualized in the first quarter of 2019 and 5.6% in the second quarter according to a report released on September 24, 2019 by the BEA. Total personal income from all sources in Alaska grew to $45.5 billion. The largest increase in dollar terms in the second quarter of 2019 came from a $330 million or 4.6% growth in wages and proprietors income. Dividends, interest and rental income grew by $100 million and income from government transfer payments increased by $185 million in the second quarter.
“The most recent macro-economic indicators show Alaska’s economy has begun to grow again and add jobs. In the near term, there is concern over the effect of State government budget cuts. However, there is renewed optimism in the private sector that a number of large-scale natural resource development projects are advancing and new discoveries

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of oil and gas are increasing investment activity for exploration and development," stated Mark Edwards, EVP Chief Credit Officer and Bank Economist.
Alaska North Slope (ANS) average monthly oil prices have been between $60 and $72 in 2019. The September monthly average for ANS was $63.83. The State Department of Revenue has forecasted an annual average ANS oil price of $68.90 per barrel in fiscal year (FY) 2019 and $66 per barrel in FY 2020.
Alaska’s crude oil production averaged 540,500 barrels per day (bpd) in FY 2017. This was an increase of 9,300 bpd over the previous year and the second year of production growth. This two-year positive trend reversed slightly last year when total output declined 1.2% to 534,000 bpd in FY 2018. The State Department of Revenue forecasts production on the North Slope to decline in FY 2019 by 1.3% and then rise by 3.5% in 2020.
“The impact of the pending sale of BP’s Alaska operations to Hilcorp, announced in August, provides both opportunities and challenges for oil services firms and the businesses that serve this leading industrial sector,” added Schierhorn. “BP currently employs approximately 1,600 workers or one-sixth of total employment in Alaska’s oil and gas industry. Hilcorp has told BP’s workers that they will receive more information on future employment levels in December.”

Alaska’s home mortgage delinquency and foreclosure levels continue to be better than most of the nation. Alaskans showed resiliency and kept their home payments current despite the local recession. According to the Mortgage Bankers Association, Alaska’s foreclosure rate was 0.68% at the end of the second quarter 2019. This compares to 0.63% at the end of the first quarter 2019. The comparable national average rate was 0.90% at the end of the second quarter 2019. The national rate continues to improve while the Alaska rate remains relatively lower and stable.
The national survey reported that the percentage of delinquent mortgage loans in Alaska was 3.21% for the second quarter of 2019. The Alaska delinquency rate at the end of 2018 was 2.92%, compared to 3.37% for the same period in 2017. The 2018 average delinquency rate across the country was 1.4% higher than Alaska at 4.32%. The U.S. rate moved slightly higher to 4.41% at the end of the second quarter 2019.
Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement
In the third quarter of 2019, Northrim generated a return on average assets ("ROAA") of 1.90% and a return on average equity ("ROAE") of 14.45%, compared to 1.12% and 8.13%, respectively in the second quarter of 2019 and 1.40% and 10.27%, respectively, in the third quarter a year ago. These results were above the average posted by the SNL Small Cap U.S. Bank Index with total market capitalization between $250 million and $1 billion as of June 30, 20191.

Net Interest Income/Net Interest Margin
Net interest income grew 3% to $16.3 million in the third quarter of 2019 compared to $15.8 million in the third quarter of 2018 and increased modestly compared to $16.0 million in the second quarter of 2019. For the first nine months of 2019, net interest income increased 7% to $48.0 million from $45.1 million in the first nine months of 2018. Interest income benefited by the growth in the loan portfolio which more than offset increased cost of interest-bearing deposits and borrowings in both the third quarter and first nine months of 2019 compared to the year ago periods.

1As of June 30, 2019, the SNL Small Cap US Bank Index tracked 123 banks with total common market capitalization between $250 million and $1 billion with averages for the following ratios: NIMTE* 3.46%, ROAA 1.13%, and ROAE 10.41%.

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NIMTE* was 4.65% in the third quarter of 2019 compared to 4.77% in the preceding quarter and 4.74% in the third quarter a year ago. The yield on interest earning assets in the third quarter of 2019 was 5.08%, down 9 basis points from the second quarter of 2019 and up 11 basis points year-over-year. The cost of funds increased in the third quarter of 2019 to 68 basis points, up 5 basis points from the preceding quarter and up 32 basis points compared to the third quarter a year ago.
“Our cost of funds increased during the quarter due to CD deposit campaigns that continued through the end of the summer, however, with the recent rate drops we should see costs of funds level off or drop in the fourth quarter,” said Jed Ballard, Chief Financial Officer. “Even with the recent rate decrease by the Fed in the third quarter, our loans reprice at higher rates than when they originated two to three years ago.”

Provision for Loan Losses
Northrim recorded a benefit for loan losses of $2.1 million in the third quarter of 2019. In the second quarter of 2019, Northrim recorded a $300,000 provision for loan losses, and in the third quarter of 2018, Northrim recorded no provision for loan losses. “We recorded a benefit for loan losses in the third quarter due to a combination of improved credit quality, including net loan recoveries of $694,000, as well as improved overall economic factors,” said Ballard.
Nonperforming loans, net of government guarantees, improved during the quarter to $15.5 million at September 30, 2019, compared to $16.9 million at June 30, 2019, and $16.6 million at September 30, 2018. The allowance for loan losses was 123% of nonperforming loans, net of government guarantees at September 30, 2019.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $10.5 million, or 39% of total third quarter 2019 revenues, as compared to $9.6 million, or 37% of revenues in the second quarter of 2019, and $8.7 million, or 35% of revenues in the third quarter of 2018. In the first nine months of 2019, other operating income totaled $27.6 million, or 37% of revenues, compared to $24.4 million, or 35% of revenues in the first nine months of 2018. The primary drivers of changes in other operating income are variability in the mortgage market, which is seasonal and cyclical, and gains or losses from the fair value changes of marketable equity securities. The fair value mark-to-market of the marketable equity securities portfolio increased other income by $130,000 in the third quarter of 2019, compared to a $118,000 increase in the second quarter of 2019 and increased other income by $782,000 in the first nine months of 2019, compared to a decrease of $136,000 in the first nine months of 2018. Additionally, $734,000 in interest rate swap income was earned in the second quarter of 2019 on the execution of interest rate swaps related to the Company's commercial lending operations.

Other Operating Expenses

Operating expenses were $19.3 million in the third quarter of 2019, compared to $19.8 million in the second quarter of 2019 and $18.1 million in the third quarter of 2018. Impacting operating expenses include costs associated with the two new branch locations in Soldotna opened in the fourth quarter of 2018 and East Anchorage opened in the second quarter of 2019, higher compensation costs for the mortgage banking operations due to increased loan originations and increased data processing and banking technology costs. In the first nine months of 2019, operating expenses were $56.2 million, up from $51.5 million in the first nine months of 2018, reflecting higher overhead expenses, as explained above. “We added several talented bankers in lending and cash management over the past year, to execute our business plan to grow the company and expand market share. In addition, we continue to invest in technology, which increased data processing costs, to introduce new products and services to our customers,” said Schierhorn.

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Income Tax Provision

For the third quarter of 2019, Northrim recorded $2.0 million in state and federal income tax expense for an effective tax rate of 21.2% compared to $1.1 million, or 17.7% in the third quarter a year ago. For the first nine months of 2019, Northrim recorded $4.3 million in state and federal income tax expense, for an effective tax rate of 21.2% compared to $3.2 million and 17.3% for the same period in 2018. The tax rate increased in both periods in 2019 due to less tax-exempt income and fewer estimated tax credits as a percentage of pre-tax income in 2019 as compared to 2018.

Community Banking

“Our Alaska franchise is growing, and our recent branch expansions, combined with the addition of new and existing relationships, will continue to provide long-term opportunities in our market,” said Schierhorn.

Net interest income in the Community Banking segment increased 4% to $16.0 million in the third quarter of 2019 from $15.4 million in the third quarter of 2018.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Net interest income	$16,000	$15,633	$15,488	$15,719	$15,358
Provision (benefit) for loan losses	(2,075)	300	750	(200)	—
Other operating income	2,944	3,619	3,235	3,199	2,770
Other operating expense	13,126	14,111	12,518	13,637	12,204
Income before provision for income taxes	7,893	4,841	5,455	5,481	5,924
Provision for income taxes	1,550	984	1,155	824	996
Net income	$6,343	$3,857	$4,300	$4,657	$4,928
Average diluted shares	6,707,523	6,896,687	6,981,951	6,990,319	6,990,633
Diluted earnings per share	$0.93	$0.56	$0.62	$0.66	$0.70

	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2019	September 30, 2018
Net interest income	$47,121	$44,008
(Benefit) provision for loan losses	(1,025)	(300)
Other operating income	9,798	8,124
Other operating expense	39,755	36,319
Income before provision for income taxes	18,189	16,113
Provision for income taxes	3,689	2,537
Net income	$14,500	$13,576

Average diluted shares	6,861,973	6,978,679
Diluted earnings per share	$2.11	$1.94

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Home Mortgage Lending

“Demand for mortgage loans picked up substantially in the current quarter, in large part due to an increase in refinancing as a result of lower mortgage rates, in addition to the normal seasonality in the mortgage market,” said Ballard. Third quarter of 2019 volume increased to $241.8 million, of which 67% were for new home purchases, compared to $169.0 million and 82% of loans funded in the second quarter of 2019 and $156.3 million of which 91% were for new home purchases in the third quarter of 2018.

“Our mortgage servicing business, which was initiated in the fourth quarter of 2015 to service loans for the Alaska Housing Finance Corporation, experienced substantial growth during the quarter,” Ballard added. As of September 30, 2019, Northrim serviced 2,534 loans in its $634.1 million home-mortgage-servicing portfolio, which is a 23% increase from the $516.0 million serviced a year ago. Mortgage servicing revenue contributed $1.6 million to revenues in the third quarter of 2019 compared to $1.1 million in the second quarter of 2019 and $1.6 million in the third quarter of 2018. Total mortgage servicing income fluctuates based on the amount of mortgage servicing rights originated during the period and changes in the fair value of mortgage servicing rights, which are driven by interest rate volatility and fluctuations in estimated prepayment speeds based on published industry metrics. The change in the fair value of mortgage servicing rights was a decrease of $662,000 for the third quarter of 2019 compared to a decrease of $950,000 for the second quarter of 2019 and a decrease of $128,000 for the third quarter of 2018. In the first nine months of 2019 the change in fair value of mortgage servicing rights was a decrease of $2.3 million as compared to a decrease of $272,000 for the first nine months of 2018.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Mortgage commitments	$86,044	$107,330	$66,319	$44,999	$69,026
Mortgage loans funded for sale	$241,795	$168,953	$92,447	$113,963	$156,301
Mortgage loan refinances to total fundings	33%	18%	16%	10%	9%
Mortgage loans serviced for others	$634,059	$598,415	$586,595	$557,583	$516,008

Net realized gains on mortgage loans sold	$6,768	$4,903	$2,927	$3,156	$4,268
Change in fair value of mortgage loan commitments, net	(535)	655	356	(442)	(66)
Total production revenue	6,233	5,558	3,283	2,714	4,202
Mortgage servicing revenue	1,649	1,119	1,668	1,526	1,578
Change in fair value of mortgage servicing rights, net[1]	(662)	(950)	(674)	145	(128)
Total mortgage servicing revenue, net	987	169	994	1,671	1,450
Other mortgage banking revenue	345	223	21	134	251
Total mortgage banking income	$7,565	$5,950	$4,298	$4,519	$5,903

Net interest income	$306	$324	$281	$418	$461
Mortgage banking income	7,565	5,950	4,298	4,519	5,903
Other operating expense	6,198	5,708	4,562	4,663	5,895
Income before provision for income taxes	1,673	566	17	274	469
Provision for income taxes	478	162	5	83	133
Net income	$1,195	$404	$12	$191	$336

Average diluted shares	6,707,523	6,896,687	6,981,951	6,990,319	6,990,633
Diluted earnings per share	$0.18	$0.06	$—	$0.03	$0.05
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2019	September 30, 2018
Mortgage loans funded for sale	$503,195	$413,552
Mortgage loan refinances to total fundings	25%	11%

Net realized gains on mortgage loans sold	$14,598	$11,666
Change in fair value of mortgage loan commitments, net	476	282
Total production revenue	15,074	11,948
Mortgage servicing revenue	4,436	4,015
Change in fair value of mortgage servicing rights, net[1]	(2,286)	(272)
Total mortgage servicing revenue, net	2,150	3,743
Other mortgage banking revenue	589	634
Total mortgage banking income	$17,813	$16,325

Net interest income	$911	$1,063
Mortgage banking income	17,813	16,325
Other operating expense	16,468	15,181
Income before provision for income taxes	2,256	2,207
Provision for income taxes	645	627
Net income	$1,611	$1,580

Average diluted shares	6,861,973	6,978,679
Diluted earnings per share	$0.24	$0.23
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets increased to $1.62 billion at September 30, 2019, up 4% from the preceding quarter and up 8% from a year ago. Northrim’s loan-to-deposit ratio was 77% at September 30, 2019, down from 79% at June 30, 2019 and 80% at September 30, 2018.

Average interest-earning assets were $1.40 billion in the third quarter of 2019, up 4% from $1.36 billion in the second quarter of 2019 and up 5% from $1.34 billion in the third quarter a year ago. The average yield on interest-earning assets was 5.08% in the third quarter of 2019, down from 5.17% in the preceding quarter and up from 4.97% in the third quarter a year ago.

Average investment securities decreased 10% to $253.4 million in the third quarter of 2019, compared to $281.5 million in the second quarter of 2019 and decreased 4% from $264.4 million in the third quarter a year ago. The average net tax equivalent yield on the securities portfolio improved to 2.73% for the third quarter of 2019, from 2.71% in the preceding quarter and 2.29% a year ago*. The average estimated duration of the investment portfolio was 19 months, at September 30, 2019.

Loan originations more than offset the rate of repayments that results from the short duration of the loan portfolio. At September 30, 2019, commercial loans increased to 39% of total loans, while commercial real estate remained at 48% of total loans and construction loans decreased slightly to 9% of total loans, compared to three months earlier. Portfolio loans were $1.04 billion at September 30, 2019, up 2% from the preceding quarter and up 6% from a year ago. Average portfolio loans in the third quarter of 2019 were $1.02 billion, up 2% from the preceding quarter and up 4% from a

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year ago. Yields on average portfolio loans in the third quarter of 2019 declined to 5.92% from 5.96% in the second quarter of 2019 and improved compared to 5.81% in the third quarter of 2018.

“We are executing our deposit strategy on a number of different fronts, most notably with new synergies between commercial cash managers and lenders targeting new deposits. In addition, we have enhanced several deposit products and services for our customers, which improves our competitive position in our markets,” said Schierhorn.

Alaskans account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Balances in transaction accounts at September 30, 2019, represented 88% of total deposits. At September 30, 2019, total deposits were $1.35 billion, up 5% from $1.29 billion at June 30, 2019, and up 10% from $1.23 billion a year ago. Average interest-bearing deposits were up 6% to $870.4 million with an average cost of 0.62% in the third quarter of 2019, compared to $818.1 million and an average cost of 0.58% in the second quarter of 2019, and up 9% compared to $795.3 million and an average cost of 0.30% in the third quarter of 2018.

Shareholders’ equity was $204.0 million, or $31.20 per share, at September 30, 2019, compared to $206.3 million, or $30.66 per share, at June 30, 2019 and $203.2 million, or $29.52 per share, a year ago. Tangible book value per share* was $28.74 at September 30, 2019, up from $27.17 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” under the Basel III and Dodd Frank regulatory standards with Tier 1 Capital to Risk Adjusted Assets of 14.57% at September 30, 2019. Share repurchases accounted for the modest decline in shareholders' equity in both the third and second quarters of 2019, compared to a year ago.

Asset Quality

“The overall improvement in the quality of the loan portfolio during the quarter reflects the hard work of our lending and credit administration teams,” said Ballard. “Net loan recoveries totaled $694,000 for the quarter, and all credit quality metrics improved compared to three months earlier.”

Nonperforming assets ("NPAs") net of government guarantees improved to $21.5 million at September 30, 2019, compared to $23.9 million at June 30, 2019, and $24.1 million at September 30, 2018. Of the NPAs, $13.0 million, or 61% are nonaccrual loans related to six commercial relationships. Two of these relationships, which totaled $6.0 million at the end of the third quarter of 2019, are businesses in the medical industry.

Net adversely classified loans improved to $24.2 million at the end of the third quarter of 2019 as compared to $25.0 million at the end of the second quarter of 2019, and $29.7 million one year ago. Loan recoveries were greater than loan charge-offs in the third quarter by $694,000, compared to $9,000 in net loan recoveries in the second quarter of 2019 and $52,000 in net loan recoveries in the year ago quarter. Year to date, net loan recoveries were $643,000, compared to net loan charge-offs of $1.0 million in the first nine months of 2018. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of September 30, 2019, $18.3 million, or 76% of net adversely classified loans are attributable to eight relationships with four loans to commercial businesses, two loans to medical businesses, and two loans to oilfield services commercial businesses.

Performing restructured loans that were not included in nonaccrual loans at the end of the third quarter of 2019 were $1.5 million, down from $1.6 million in the preceding quarter and from $3.3 million a year ago. The decrease in the third quarter of 2019 compared to the year ago quarter is primarily due to the repayment of one relationship. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Northrim estimates that $66.3 million, or approximately 6% of portfolio loans as of September 30, 2019, had direct exposure to the oil and gas industry in Alaska, and $2.7 million of these loans are adversely classified. As of September 30, 2019, Northrim has an additional $29.1 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified

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loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 16 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.alaskanomics.com/alaskas-economy/
https://www.adn.com/business-economy/2019/10/07/as-bp-exits-alaska-1600-employees-are-waiting-to-find-out-what’s next/
https://www.bea.gov/data/gdp/gdp-state

https://www.bea.gov/data/income-saving/personal-income-by-state

http://almis.labor.state.ak.us/

http://labor.alaska.gov/news/2019/news19-20.htm

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

https://tax.alaska.gov/programs/oil/production.aspx

https://www.mba.org/2019-press-releases/august/mortgage-delinquencies-rise-in-the-second-quarter-of-2019

Northrim BanCorp Earns $7.5 Million, or $1.11 per Diluted Share in 3Q19
October 28, 2019
11 of 20

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Interest Income:
Interest and fees on loans	$15,863	$15,353	$14,992	$46,193	$42,291
Interest on portfolio investments	1,661	1,818	1,419	5,237	4,167
Interest on deposits in banks	313	135	169	591	512
Total interest income	17,837	17,306	16,580	52,021	46,970
Interest Expense:
Interest expense on deposits	1,365	1,174	595	3,477	1,413
Interest expense on borrowings	166	175	166	512	486
Total interest expense	1,531	1,349	761	3,989	1,899
Net interest income	16,306	15,957	15,819	48,032	45,071

Provision (benefit) for loan losses	(2,075)	300	—	(1,025)	(300)
Net interest income after provision for loan losses	18,381	15,657	15,819	49,057	45,371

Other Operating Income:
Mortgage banking income	7,565	5,950	5,903	17,813	16,325
Bankcard fees	820	744	724	2,214	2,056
Purchased receivable income	709	837	767	2,355	2,474
Service charges on deposit accounts	398	413	407	1,224	1,137
Gain (loss) on marketable equity securities	130	118	37	782	(136)
Interest rate swap income	—	734	70	734	70
Gain on sale of securities	—	—	—	23	—
Other income	887	773	765	2,466	2,523
Total other operating income	10,509	9,569	8,673	27,611	24,449

Other Operating Expense:
Salaries and other personnel expense	13,186	12,945	11,261	37,433	33,208
Data processing expense	1,849	1,796	1,503	5,324	4,374
Occupancy expense	1,576	1,642	1,687	4,989	4,407
Professional and outside services	610	684	727	1,850	1,780
Marketing expense	357	833	367	1,609	1,461
Insurance expense	102	232	171	592	645
Intangible asset amortization expense	15	15	18	45	53
Impairment of equity method investment	—	—	804	—	804
OREO expense, net rental income and gains on sale	(31)	165	43	(186)	157
Other operating expense	1,660	1,507	1,518	4,567	4,611
Total other operating expense	19,324	19,819	18,099	56,223	51,500

Income before provision for income taxes	9,566	5,407	6,393	20,445	18,320
Provision for income taxes	2,028	1,146	1,129	4,334	3,164
Net income	$7,538	$4,261	$5,264	$16,111	$15,156

Basic EPS	$1.13	$0.62	$0.77	$2.38	$2.21
Diluted EPS	$1.11	$0.62	$0.75	$2.35	$2.17
Average basic shares	6,604,044	6,798,352	6,877,194	6,760,672	6,873,843
Average diluted shares	6,707,523	6,896,687	6,990,633	6,861,973	6,978,679

Northrim BanCorp Earns $7.5 Million, or $1.11 per Diluted Share in 3Q19
October 28, 2019
12 of 20

Balance Sheet
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	September 30,
	2019	2019	2018

Assets:
Cash and due from banks	$45,381	$25,377	$37,651
Interest bearing deposits in other banks	46,807	45,454	32,528
Investment securities available for sale	257,270	249,986	264,193
Marketable equity securities	8,045	7,916	6,035
Investment in Federal Home Loan Bank stock	2,140	2,069	2,103
Loans held for sale	81,942	61,531	56,636
Portfolio loans	1,036,547	1,015,704	982,007
Allowance for loan losses	(19,137)	(20,518)	(20,160)
Net portfolio loans	1,017,410	995,186	961,847
Purchased receivables, net	13,673	13,114	12,706
Mortgage servicing rights	11,206	10,836	9,695
Other real estate owned, net	7,043	7,043	8,707
Premises and equipment, net	38,556	39,155	38,637
Lease right of use asset	14,307	14,924	—
Goodwill and intangible assets	16,109	16,124	16,171
Other assets	56,742	64,055	55,764
Total assets	$1,616,631	$1,552,770	$1,502,673

Liabilities:
Demand deposits	$460,327	$435,425	$450,409
Interest-bearing demand	292,198	285,664	240,974
Savings deposits	228,739	232,190	233,611
Money market deposits	214,352	204,151	208,614
Time deposits	155,413	130,748	99,660
Total deposits	1,351,029	1,288,178	1,233,268
Securities sold under repurchase agreements	—	864	32,429
Other borrowings	8,933	7,158	7,282
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	14,224	14,807	—
Other liabilities	28,096	25,115	16,142
Total liabilities	1,412,592	1,346,432	1,299,431

Shareholders' Equity:
Total shareholders' equity	204,039	206,338	203,242
Total liabilities and shareholders' equity	$1,616,631	$1,552,770	$1,502,673

Northrim BanCorp Earns $7.5 Million, or $1.11 per Diluted Share in 3Q19
October 28, 2019
13 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	September 30, 2019		June 30, 2019		September 30, 2018
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$65,303	24.6%	$55,349	21.5%	$54,452	20.2%
U.S. Agency securities	123,197	46.5%	127,417	49.4%	151,380	56.0%
Corporate securities	42,460	16.0%	40,400	15.7%	40,516	15.0%
Marketable equity securities	8,045	3.0%	7,916	3.1%	6,035	2.2%
Collateralized loan obligations	22,930	8.6%	22,931	8.9%	6,002	2.2%
Alaska municipality, utility, or state bonds	3,230	1.2%	3,739	1.4%	7,307	2.7%
Other municipality, utility, or state bonds	150	0.1%	150	0.1%	4,536	1.7%
Total portfolio investments	$265,315		$257,902		$270,228

Composition of Portfolio Loans
	September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$398,231	39%	$387,257	38%	$344,164	35%	$342,420	35%	$333,132	34%
CRE owner occupied loans	127,045	12%	126,991	12%	130,141	13%	126,414	13%	130,166	13%
CRE nonowner occupied loans	377,311	36%	367,703	36%	360,071	37%	367,759	37%	382,313	39%
Construction loans	98,716	9%	97,837	10%	109,404	11%	109,367	11%	97,976	10%
Consumer loans	39,868	4%	40,234	4%	42,861	4%	42,873	4%	42,775	4%
Subtotal	1,041,171		1,020,022		986,641		988,833		986,362
Unearned loan fees, net	(4,624)		(4,318)		(4,300)		(4,487)		(4,355)
Total portfolio loans	$1,036,547		$1,015,704		$982,341		$984,346		$982,007

Composition of Deposits
	September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$460,327	33%	$435,425	34%	$417,068	34%	$420,988	35%	$450,409	36%
Interest-bearing demand	292,198	22%	285,664	22%	247,630	20%	248,056	20%	240,974	20%
Savings deposits	228,739	17%	232,190	18%	237,510	19%	239,054	19%	233,611	19%
Money market deposits	214,352	16%	204,151	16%	204,567	17%	206,717	17%	208,614	17%
Time deposits	155,413	12%	130,748	10%	121,243	10%	113,273	9%	99,660	8%
Total deposits	$1,351,029		$1,288,178		$1,228,018		$1,228,088		$1,233,268

Northrim BanCorp Earns $7.5 Million, or $1.11 per Diluted Share in 3Q19
October 28, 2019
14 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	September 30,	June 30,	September 30,
	2019	2019	2018
Nonaccrual loans	$17,442	$18,080	$16,728
Loans 90 days past due and accruing	—	—	152
Total nonperforming loans	17,442	18,080	16,880
Nonperforming loans guaranteed by government	(1,935)	(1,139)	(279)
Net nonperforming loans	15,507	16,941	16,601
Other real estate owned	7,043	7,043	8,707
Repossessed assets	231	1,182	29
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,279)
Net nonperforming assets	$21,502	$23,887	$24,058
Nonperforming loans / portfolio loans, net of government guarantees	1.50%	1.67%	1.69%
Nonperforming assets / total assets, net of government guarantees	1.33%	1.54%	1.60%

Performing restructured loans	$1,498	$1,645	$3,252
Nonperforming loans plus performing restructured loans, net of government
guarantees	$17,005	$18,586	$19,853
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	1.64%	1.83%	2.02%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	1.42%	1.64%	1.82%

Adversely classified loans, net of government guarantees	$24,199	$25,016	$29,730
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.12%	0.70%	0.26%

Allowance for loan losses / portfolio loans	1.85%	2.02%	2.05%
Allowance for loan losses / nonperforming loans, net of government guarantees	123%	121%	121%

Gross loan charge-offs for the quarter	$29	$68	$9
Gross loan recoveries for the quarter	($723)	($77)	($61)
Net loan (recoveries) charge-offs for the quarter	($694)	($9)	($52)
Net loan (recoveries) charge-offs year-to-date	($643)	$51	$1,001
Net loan (recoveries) charge-offs for the quarter / average loans, for the quarter	(0.07)%	0.00%	(0.01)%
Net loan (recoveries) charge-offs year-to-date / average loans,
year-to-date annualized	(0.09)%	0.01%	0.14%

Northrim BanCorp Earns $7.5 Million, or $1.11 per Diluted Share in 3Q19
October 28, 2019
15 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at June 30, 2019	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at September 30, 2019
Commercial loans	$11,207	$1,328	($1,414)	($22)	($231)	$—	$—	$10,868
Commercial real estate	5,041	—	(67)	—	—	—	—	4,974
Construction loans	1,492	—	(19)	—	—	—	—	1,473
Consumer loans	340	7	(213)	(7)	—	—	—	127
Non-performing loans guaranteed by government	(1,139)	(797)	1	—	—	—	—	(1,935)
Total non-performing loans	16,941	538	(1,712)	(29)	(231)	—	—	15,507
Other real estate owned	7,043	—	—	—	—	—	—	7,043
Repossessed assets	1,182	231	—	—	—	—	(1,182)	231
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$23,887	$769	($1,712)	($29)	($231)	$—	($1,182)	$21,502

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Charge-offs:
Remediation services	$—	$—	$89	$—	$—
Transportation and warehousing	—	—	—	362	—
Retail sales	22	—	—	—	—
Excavation and construction	—	—	20	320	—
Health care and social assistance	—	64	—	—	—
Consumer	7	4	—	31	9
Total charge-offs	$29	$68	$109	$713	$9

Northrim BanCorp Earns $7.5 Million, or $1.11 per Diluted Share in 3Q19
October 28, 2019
16 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	September 30, 2019		June 30, 2019		September 30, 2018
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$58,754	2.08%	$22,850	2.34%	$34,136	1.94%
Portfolio investments	253,364	2.73%	281,450	2.71%	264,377	2.29%
Loans held for sale	74,181	3.79%	51,280	4.13%	54,792	4.64%
Portfolio loans	1,020,186	5.92%	1,003,019	5.96%	984,914	5.81%
Total interest-earning assets	1,406,485	5.08%	1,358,599	5.17%	1,338,219	4.97%
Nonearning assets	169,907		167,414		150,808
Total assets	$1,576,392		$1,526,013		$1,489,027

Liabilities and Shareholders' Equity
Interest-bearing deposits	$870,369	0.62%	$818,122	0.58%	$795,256	0.30%
Borrowings	19,749	3.27%	44,938	1.53%	46,663	1.39%
Total interest-bearing liabilities	890,118	0.68%	863,060	0.63%	841,919	0.36%

Noninterest-bearing demand deposits	437,426		421,232		428,741
Other liabilities	41,946		31,391		15,039
Shareholders' equity	206,902		210,330		203,328
Total liabilities and shareholders' equity	$1,576,392		$1,526,013		$1,489,027
Net spread		4.40%		4.54%		4.61%
NIM		4.60%		4.71%		4.69%
NIMTE*		4.65%		4.77%		4.74%
Average portfolio loans to average
interest-earning assets	72.53%		73.83%		73.60%
Average portfolio loans to average total deposits	78.01%		80.93%		80.47%
Average non-interest deposits to average
total deposits	33.45%		33.99%		35.03%
Average interest-earning assets to average
interest-bearing liabilities	158.01%		157.42%		158.95%

The components of the change in NIMTE* are detailed in the table below:

	3Q19 vs. 2Q19	3Q19 vs. 3Q18
Nonaccrual interest adjustments	0.01%	0.03%
Interest rates and loan fees	(0.11)%	(0.12)%
Volume and mix of interest-earning assets and liabilities	(0.02)%	—%
Change in NIMTE*	(0.12)%	(0.09)%

Northrim BanCorp Earns $7.5 Million, or $1.11 per Diluted Share in 3Q19
October 28, 2019
17 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	September 30, 2019		September 30, 2018
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$35,394	2.20%	$39,335	1.72%
Portfolio investments	271,645	2.69%	288,311	2.07%
Loans held for sale	52,379	4.05%	46,042	4.30%
Portfolio loans	1,004,157	5.97%	968,225	5.66%
Total interest-earning assets	1,363,575	5.16%	1,341,913	4.73%
Nonearning assets	166,548		146,006
Total assets	$1,530,123		$1,487,919

Liabilities and Shareholders' Equity
Interest-bearing deposits	$829,916	0.56%	$814,339	0.23%
Borrowings	38,618	1.74%	45,943	1.39%
Total interest-bearing liabilities	868,534	0.61%	860,282	0.29%

Noninterest-bearing demand deposits	417,719		410,841
Other liabilities	35,053		17,734
Shareholders' equity	208,817		199,062
Total liabilities and shareholders' equity	$1,530,123		$1,487,919
Net spread		4.55%		4.44%
NIM		4.71%		4.49%
NIMTE*		4.76%		4.54%
Average portfolio loans to average interest-earning assets	73.64%		72.15%
Average portfolio loans to average total deposits	80.48%		79.03%
Average non-interest deposits to average total deposits	33.48%		33.53%
Average interest-earning assets to average interest-bearing liabilities	157.00%		155.99%

The components of the change in NIMTE* are detailed in the table below:

YTD19 vs.YTD18
Nonaccrual interest adjustments	—%
Interest rates and loan fees	0.18%
Volume and mix of interest-earning assets and liabilities	0.04%
Change in NIMTE*	0.22%

Northrim BanCorp Earns $7.5 Million, or $1.11 per Diluted Share in 3Q19
October 28, 2019
18 of 20

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	September 30, 2019	June 30, 2019	September 30, 2018
Book value per share	$31.20	$30.66	$29.52
Tangible book value per share*	$28.74	$28.27	$27.17
Total shareholders' equity/total assets	12.62%	13.29%	13.53%
Tangible Common Equity/Tangible Assets*	11.74%	12.38%	12.58%
Tier 1 Capital / Risk Adjusted Assets	14.57%	15.03%	15.33%
Total Capital / Risk Adjusted Assets	15.82%	16.28%	16.58%
Tier 1 Capital / Average Assets	12.68%	13.22%	13.41%
Shares outstanding	6,539,796	6,729,456	6,884,386
Unrealized gain (loss) on AFS debt securities, net of income taxes	$930	$871	($1,680)
Unrealized gain (loss) on derivatives and hedging activities	($1,064)	($374)	$1,039

Profitability Ratios
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
For the quarter:
NIM	4.60%	4.71%	4.83%	4.71%	4.69%
NIMTE*	4.65%	4.77%	4.89%	4.76%	4.74%
Efficiency ratio	72.01%	77.58%	73.23%	76.64%	73.82%
Return on average assets	1.90%	1.12%	1.18%	1.27%	1.40%
Return on average equity	14.45%	8.13%	8.36%	9.30%	10.27%

	September 30, 2019	September 30, 2018
Year-to-date:
NIM	4.71%	4.49%
NIMTE*	4.76%	4.54%
Efficiency ratio	74.27%	74.00%
Return on average assets	1.41%	1.36%
Return on average equity	10.32%	10.18%

Northrim BanCorp Earns $7.5 Million, or $1.11 per Diluted Share in 3Q19
October 28, 2019
19 of 20

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in 2019 and 2018, respectively. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Net interest income	$16,306	$15,957	$15,769	$16,137	$15,819
Divided by average interest-bearing assets	1,406,485	1,358,599	1,324,741	1,359,909	1,338,219
Net interest margin ("NIM")[2]	4.60%	4.71%	4.83%	4.71%	4.69%

Net interest income	$16,306	$15,957	$15,769	$16,137	$15,819
Plus: reduction in tax expense related to
tax-exempt interest income	163	191	188	196	182
	$16,469	$16,148	$15,957	$16,333	$16,001
Divided by average interest-bearing assets	1,406,485	1,358,599	1,324,741	1,359,909	1,338,219
NIMTE[2]	4.65%	4.77%	4.89%	4.76%	4.74%

	Year-to-date
	September 30, 2019	September 30, 2018
Net interest income	$48,032	$45,071
Divided by average interest-bearing assets	1,363,575	1,341,913
Net interest margin ("NIM")[3]	4.71%	4.49%

Net interest income	$48,032	$45,071
Plus: reduction in tax expense related to
tax-exempt interest income	554	530
	$48,586	$45,601
Divided by average interest-bearing assets	1,363,575	1,341,913
NIMTE[3]	4.76%	4.54%

2Calculated using actual days in the quarter divided by 365 for quarters ended in 2019 and 2018.

3Calculated using actual days in the year divided by 365 for year-to-date periods in 2019 and 2018.

Northrim BanCorp Earns $7.5 Million, or $1.11 per Diluted Share in 3Q19
October 28, 2019
20 of 20

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The following table sets forth the reconciliation of tangible book value per share and book value per share.

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018

Total shareholders' equity	$204,039	$206,338	$208,838	$205,947	$203,242
Divided by shares outstanding	6,540	6,729	6,879	6,883	6,884
Book value per share	$31.20	$30.66	$30.36	$29.92	$29.52

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018

Total shareholders' equity	$204,039	$206,338	$208,838	$205,947	$203,242
Less: goodwill and intangible assets	16,109	16,124	16,139	16,154	16,171
	$187,930	$190,214	$192,699	$189,793	$187,071
Divided by shares outstanding	6,540	6,729	6,879	6,883	6,884
Tangible book value per share	$28.74	$28.27	$28.01	$27.57	$27.17

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets.

Northrim BanCorp, Inc.	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018

Total shareholders' equity	$204,039	$206,338	$208,838	$205,947	$203,242
Total assets	1,616,631	1,552,770	1,520,051	1,502,988	1,502,673
Total shareholders' equity to total assets	12.62%	13.29%	13.74%	13.70%	13.53%

Northrim BanCorp, Inc.	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Total shareholders' equity	$204,039	$206,338	$208,838	$205,947	$203,242
Less: goodwill and other intangible assets, net	16,109	16,124	16,139	16,154	16,171
Tangible common shareholders' equity	$187,930	$190,214	$192,699	$189,793	$187,071

Total assets	$1,616,631	$1,552,770	$1,520,051	$1,502,988	$1,502,673
Less: goodwill and other intangible assets, net	16,109	16,124	16,139	16,154	16,171
Tangible assets	$1,600,522	$1,536,646	$1,503,912	$1,486,834	$1,486,502
Tangible common equity ratio	11.74%	12.38%	12.81%	12.76%	12.58%

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Note Transmitted on GlobeNewswire on October 28, 2019, at 12:15 pm Alaska Standard Time.